Exhibit 99.1

MORTON’S RESTAURANT GROUP, INC.
325 North LaSalle Street
Chicago, IL 60654
(312) 923-0030 www.mortons.com

For Immediate Release

March 3, 2010

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR

FISCAL 2009 FOURTH QUARTER AND FOR THE FISCAL YEAR

– Fourth Quarter Revenues Decreased 9.4% to $79.2 Million from $87.4 Million –

– Fiscal 2009 Full-Year Revenues Decreased 14.7% to $281.1 Million –

– Company Provides Guidance for Fiscal First Quarter and Full Year 2010 –

Chicago, IL. March 3, 2010 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2009 fourth quarter and its fiscal year ended January 3, 2010.

The three month period ended January 3, 2010 as compared to the three month period ended January 4, 2009 (13 weeks to 14 weeks)

•	Revenues decreased 9.4% to $79.2 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 11.6% for the fourth quarter of fiscal 2009 ended January 3, 2010. The fourth quarter of fiscal 2009 included 13 weeks as compared to 14 weeks in the fourth quarter of fiscal 2008. Comparable restaurant revenues for Morton’s steakhouses would have decreased 5.3% for the fourth quarter of fiscal 2009 when compared to the same 13 week period in fiscal 2008.

•

The decrease in revenues is primarily attributable to the decrease in comparable restaurant revenues. A portion of the decrease was offset by an increase in revenues from four new Morton’s steakhouses opened during fiscal 2008 and two new Morton’s steakhouses opened during fiscal 2009.

•	The fourth quarter of fiscal 2009 included several unusual items:

•

During the fourth quarter of fiscal 2009, the Company determined a full valuation allowance against its U.S. deferred tax assets was necessary in order to reflect the Company’s assessment of its ability to realize the benefits of those deferred tax assets. The Company made this determination after weighing both negative and positive evidence in accordance with Generally Accepted Accounting Principles (“GAAP”). The evidence weighed included a three-year cumulative loss related to earnings before taxes, sources of taxable income, existing tax planning strategies, and future projections of earnings. As a result, the Company recorded a non-cash charge related to continuing operations of $52.9 million, or $3.33 per diluted share, which is included in income tax expense. This charge takes into account any tax benefits discussed below.

•

During the fourth quarter of fiscal 2009, the Company performed an impairment analysis related to its intangible asset and certain long-lived assets used in its restaurants in accordance with GAAP. As a result, it was determined that the intangible asset and certain long-lived restaurant assets were impaired and the Company recorded a charge in continuing operations of $30.0 million pre-tax and $18.3 million after-tax, or $1.15 per diluted share. The three month period ended January 4, 2009 included a comparable non-cash impairment charge in continuing operations of $10.4 million pre-tax and $9.3 million after-tax, or $0.59 per diluted share.

•

The three month period ended January 3, 2010 included a benefit of $(1.8) million pre-tax and $(1.2) million after-tax, or $(0.08) per diluted share, which represents the change in the fair value of the preferred shares issued in connection with the settlement of certain wage and hour claims that we announced in the second quarter of fiscal 2009. We obtained court approval of the settlement in January 2010 at which time a final adjustment was recorded to the fair value of the preferred stock based on the trading price of our common stock per share and other observable inputs at the time of approval. A portion of these claims was settled with the issuance of Company convertible preferred shares in February 2010.

•

The three month period ended January 3, 2010 included a charge of $1.3 million pre-tax and $0.8 million after-tax, or $0.05 per diluted share, related to an accrual for severance and other post-employment benefits as a result of the resignation of our former Chief Executive Officer, which was previously announced on February 2, 2010.

•

Including these unusual items, the Company’s GAAP net loss from continuing operations was $(66.9) million, or $(4.21) per diluted share, for the three month period ended January 3, 2010, compared to a net loss from continuing operations of $(7.6) million, or $(0.48) per diluted share, for the three month period ended January 4, 2009.

•

Excluding these unusual items, the Company’s adjusted net income from continuing operations was $4.0 million, or $0.25 per diluted share, for the three month period ended January 3, 2010 and $4.5 million, or $0.29 per diluted share, for the three month period ended January 4, 2009. (Please refer to the reconciliation of adjusted net income (loss) to GAAP net income (loss) in the financial tables that follow.)

The twelve month period ended January 3, 2010 as compared to the twelve month period ended January 4, 2009 (52 weeks to 53 weeks)

•	Revenues decreased 14.7% to $281.1 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 19.5% for the twelve month period ended January 3, 2010. The twelve month period ended January 3, 2010 included 52 weeks as compared to 53 weeks for the twelve month period ended January 4, 2009. Furthermore, due to a fiscal calendar shift, the first quarter of fiscal 2008 included revenue from New Year’s Eve (December 31, 2007) and the first quarter of fiscal 2009 did not include revenue from New Year’s Eve. Comparable restaurant revenues for Morton’s steakhouses would have decreased 18.0% for fiscal 2009 when compared to the same 52 week period in fiscal 2008.

•

The decrease in revenues is primarily attributable to the decrease in comparable restaurant revenues. A portion of the decrease was offset by an increase in revenues from four new Morton’s steakhouses opened during fiscal 2008 and two new Morton’s steakhouses opened during fiscal 2009.

•	The twelve month period ended January 3, 2010 included several unusual items:

•

During the twelve month period ended January 3, 2010, the Company recorded an impairment charge in continuing operations relating to its intangible asset and certain long-lived assets used in its restaurants of $30.0 million pre-tax and $18.3 million after-tax, or $1.16 per diluted share. The twelve month period ended January 4, 2009 included a comparable non-cash impairment charge in continuing operations of $74.5 million pre-tax and $65.7 million after-tax, or $4.08 per diluted share.

•

The Company incurred a charge in continuing operations of $9.9 million pre-tax and $6.2 million after-tax, or $0.39 per diluted share, relating to the settlement of certain wage and hour and similar labor claims. The twelve month period ended January 4, 2009 included a charge of $3.7 million pre-tax and $2.3 million after-tax, or $0.15 per diluted share, related to wage and hour and similar labor claims.

•

The twelve month period ended January 3, 2010 included a charge of $1.3 million pre-tax and $0.8 million after-tax, or $0.05 per diluted share, related to an accrual for severance and other post-employment benefits as a result of the resignation of our former Chief Executive Officer, which was previously announced on February 2, 2010.

•

As discussed above in the results related to the fourth quarter of fiscal 2009, the Company’s effective tax rate for the twelve month period ended January 3, 2010 was primarily impacted by a non-cash charge of $52.9 million, or $3.33 per diluted share, related to establishing a full valuation allowance against its U.S. deferred tax assets as of year-end and other miscellaneous charges.

•

Including these unusual items, the Company’s GAAP net loss from continuing operations was $(77.5) million, or $(4.87) per diluted share, for the twelve month period ended January 3, 2010 compared to a net loss from continuing operations of $(61.8) million, or $(3.84) per diluted share, for the twelve month period ended January 4, 2009.

•

Excluding these unusual items, the Company’s adjusted net income from continuing operations was $1.6 million, or $0.10 per diluted share, for the twelve month period ended January 3, 2010, which compares to adjusted net income from continuing operations of $6.9 million, or $0.43 per diluted share, for the twelve month period ended January 4, 2009.

“There is no question that 2009 presented one of the most challenging economies in our 31 year history. The weakened economy resulted in huge downturns in business travel, conventions, entertaining, and spending in general, which adversely impacted our industry. Despite comparable revenues decreasing in the fourth quarter, we are pleased to be seeing a modest increase in comparable revenues starting in December 2009 and continuing into January and February of 2010. We are very proud of the approach we have taken to manage our business in this challenging environment. While our management team has looked closely at each part of our business for ways to effectively manage costs, we have remained focused on ensuring that our standards of excellence have not been compromised. Morton’s serves the ‘Best Steak Anywhere’ and we are committed to continuing to exceed our guest’s expectations. We have undertaken numerous initiatives to ensure effective cost management and to enhance profits, without sacrificing the highest quality food, service, and hospitality. The Marketing and Public

Relations teams have done an outstanding job in creating special events, brand awareness, and helping our restaurants cultivate relationships with our guests. The culture at Morton’s is our greatest asset. It embodies our people, our passion, and our commitment to exceeding the guest’s expectations. Morton’s is very proud of our brand, our people and what we have built over the past 31 years. With all of this, I believe we are well positioned to lead our industry as we climb through this economy as the ‘World’s Best Steakhouse’” said, Christopher J. Artinian, President and Chief Executive Officer of Morton’s Restaurant Group, Inc.

Restaurants

On March 3, 2009, the Company opened a Morton’s steakhouse in Mexico City, Mexico (through a joint venture) and, on October 2, 2009, opened a Morton’s steakhouse in Miami Beach, FL. The Company has entered into a lease to open a new Morton’s steakhouse in Indian Wells, CA.

During the twelve month period ended January 3, 2010, the Company closed six Morton’s steakhouses and one Bertolini’s restaurant in addition to selling the one remaining Bertolini’s restaurant. During the twelve month period ended January 4, 2009, the Company closed two Morton’s steakhouses and one Bertolini’s restaurant. The Company has determined that all closed or divested restaurants should be accounted for as discontinued operations due to the fact that the Company does not expect any further direct or indirect cash inflows from these restaurants. Accordingly, the results of operations for the closed restaurants have been reclassified to discontinued operations in the statements of operations for all periods presented.

First Quarter Fiscal 2010 and Full Year Fiscal 2010 Financial Guidance

The current economic environment significantly increases the inherent uncertainty of guidance. Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control and are highly dependent upon overall economic conditions. In particular, a further decrease in consumer and/or business spending in one or more of the geographic areas in which the Company operates could cause actual results to differ materially from the Company’s guidance. Refer to “Cautionary Note on Forward-Looking Statements” later in this press release.

The Company currently expects first quarter of fiscal 2010 revenues to range between $72.0 million and $74.0 million, including increases in comparable restaurant revenues for Morton’s steakhouses of approximately 0% to 2% as compared to the first quarter of fiscal 2009. First quarter diluted net income per share from continuing operations is expected to approximate $0.06 to $0.09. This range excludes an additional charge of approximately $0.5 million related to the Company’s convertible preferred shares issued in connection with the settlement of certain wage and hour litigation for which court approval was granted in January 2010. The expected effective tax rate for the first quarter of fiscal 2010 is not expected to exceed 23%.

The Company currently expects fiscal year 2010 revenues to range between $291.0 million and $296.0 million, which reflects an increase in comparable restaurant revenues for Morton’s steakhouses of approximately 2% to 4% as compared to fiscal 2009. Diluted net income per share from continuing operations for fiscal 2010 is expected to approximate $0.25 to $0.30. This range excludes an additional charge of approximately $0.5 million related to the Company’s convertible preferred shares issued in connection with the settlement of certain wage and hour litigation for which court approval was granted in January 2010. The expected effective tax rate for fiscal 2010 is not expected to exceed 23%.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and webcast for investors at 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, March 3, 2010

Time:	5:00 p.m. ET (please dial in by 4:45 p.m.)

Dial-In #:	866-783-2138 U.S. & Canada
857-350-1597 International

Confirmation code:	42194210

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab. For those unable to participate, an audio replay will be available from 8:00 p.m. ET on Wednesday, March 3, 2010, through midnight Wednesday, March 17, 2010. To access the replay, please call 888-286-8010 (U.S. & Canada) or 617-801-6888 (International) and enter confirmation code 62619953. A web-based archive of the conference call will also be available at the above website.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of March 3, 2010, the Company owned and operated 76 Morton’s steakhouses located in 64 cities across 27 states, Puerto Rico and five international locations (Hong Kong, Macau, Mexico City, Singapore and Toronto) and one Italian restaurant. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectations or beliefs concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities and/or financial markets, occurrences affecting the Company’s common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, risks associated with opening new locations, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation, judgments or settlements in pending litigation, government regulation, the Company’s ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters, (iii) public health issues, including, without limitation risks relating to the spread of pandemic diseases and (iv) other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the Company’s ability to open new restaurants is dependent upon various factors, such as the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants, the ability to obtain various government permits and licenses, limitations on permitted capital expenditures under the Company’s credit facility and the recruitment and training of skilled management and restaurant employees. Other unknown or unpredictable factors also could harm the Company’s business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

# # #

Morton’s Restaurant Group, Inc.

Consolidated Statements of Operations and Margin Analysis - Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended				Twelve Month Periods Ended
	January 3, 2010		January 4, 2009		January 3, 2010		January 4, 2009

Revenues	$79,172	100.0%	$87,393	100.0%	$281,104	100.0%	$329,383	100.0%

Food and beverage costs	23,608	29.8%	27,837	31.9%	85,942	30.6%	107,283	32.6%
Restaurant operating expenses	40,386	51.0%	43,894	50.2%	156,114	55.5%	164,921	50.1%
Pre-opening costs	(30)	(0.0%)	1,780	2.0%	1,757	0.6%	4,247	1.3%
Depreciation and amortization	2,263	2.9%	2,554	2.9%	11,046	3.9%	11,925	3.6%
General and administrative expenses	3,666	4.6%	7,463	8.5%	15,858	5.6%	26,541	8.1%
Marketing and promotional expenses	1,887	2.4%	1,598	1.8%	6,653	2.4%	7,020	2.1%
Non-cash impairment charges	29,974	37.9%	10,360	11.9%	29,974	10.7%	74,452	22.6%
Employee separation charge	1,290	1.6%	—	0.0%	1,290	0.5%	—	0.0%
Lease exiting and related costs	—	0.0%	752	0.9%	—	0.0%	752	0.2%
(Benefit) charge related to legal settlements	(1,751)	(2.2%)	—	0.0%	9,945	3.5%	—	0.0%

Operating loss	(22,121)	(27.9%)	(8,845)	(10.1%)	(37,475)	(13.3%)	(67,758)	(20.6%)

Write-off of deferred financing costs	—	0.0%	—	0.0%	206	0.1%	—	0.0%
Interest expense, net	1,000	1.3%	708	0.8%	3,716	1.3%	2,844	0.9%

Loss before income taxes from continuing operations	(23,121)	(29.2%)	(9,553)	(10.9%)	(41,397)	(14.7%)	(70,602)	(21.4%)

Income tax expense (benefit)	43,738	55.2%	(1,931)	(2.2%)	36,352	12.9%	(8,774)	(2.7%)

Loss from continuing operations	(66,859)	(84.4%)	(7,622)	(8.7%)	(77,749)	(27.7%)	(61,828)	(18.8%)
Discontinued operations, net of taxes	(1,191)	(1.5%)	(451)	(0.5%)	(2,159)	(0.8%)	(5,871)	(1.8%)

Net loss	(68,050)	(86.0%)	(8,073)	(9.2%)	(79,908)	(28.4%)	(67,699)	(20.6%)
Net income (loss) attributable to noncontrolling interest	10	0.0%	—	0.0%	(262)	(0.1%)	—	0.0%

Net loss attributable to controlling interest	$(68,060)	(86.0%)	$(8,073)	(9.2%)	$(79,646)	(28.3%)	$(67,699)	(20.6%)

Amounts attributable to controlling interest:
Loss from continuing operations, net of taxes	$(66,869)		$(7,622)		$(77,487)		$(61,828)
Discontinued operations, net of taxes	(1,191)		(451)		(2,159)		(5,871)

Net loss	$(68,060)		$(8,073)		$(79,646)		$(67,699)

Basic net loss per share:
Continuing operations	$(4.21)		$(0.48)		$(4.87)		$(3.84)
Discontinued operations	$(0.07)		$(0.03)		$(0.14)		$(0.37)
Basic net loss per share	$(4.28)		$(0.51)		$(5.01)		$(4.21)
Diluted net loss per share:
Continuing operations	$(4.21)		$(0.48)		$(4.87)		$(3.84)
Discontinued operations	$(0.07)		$(0.03)		$(0.14)		$(0.37)
Diluted net loss per share	$(4.28)		$(0.51)		$(5.01)		$(4.21)

Shares used in computing loss per share:
Basic	15,894.1		15,781.2		15,883.1		16,090.6
Diluted	15,894.1		15,781.2		15,883.1		16,090.6

Morton’s Restaurant Group, Inc.

Adjusted Net Income and Adjusted Diluted Net Income Per Share (Note 1)

(In thousands, except per share data)

	Three Month Periods Ended		Twelve Month Periods Ended
	January 3, 2010	January 4, 2009	January 3, 2010		January 4, 2009
Net loss from continuing operations attributable to controlling interest, as reported	$(66,869)	$(7,622)	$(77,487)		$(61,828)
Net income (loss) attributable to noncontrolling interest	10	—	(262)		—
Income tax expense (benefit)	43,738	(1,931)	36,352		(8,774)

Loss before income taxes from continuing operations, as reported	(23,121)	(9,553)	(41,397)		(70,602)

Adjustments (1):
(Benefit) charge related to legal settlements (2)	(1,751)	3,719	9,945		3,719
Write-off of deferred financing costs (3)	—	—	206		—
Lease exiting and related costs (4)	—	752	—		752
Employee separation charge (5)	1,290	—	1,290		—
Non-cash impairment charges (6)	29,974	10,360	29,974		74,452

Adjusted income before income taxes	6,392	5,278	18		8,321
Adjusted income tax expense (benefit)	2,409 (7)	756 (8)	(1,289	) (9)	1,379	(10)
Net income (loss) attributable to noncontrolling interest	10	—	(262)		—

Adjusted net income from continuing operations attributable to controlling interest	$3,973	$4,522	$1,569		$6,942

Adjusted diluted net income per share	$0.25	$0.29	$0.10		$0.43

Shares used in computing adjusted diluted net income per share	15,986.1	15,783.1	16,024.0		16,092.0

(1)	The Company includes these adjusted calculations for the three and twelve month periods ended January 3, 2010 and January 4, 2009 because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	During the fourth quarter of fiscal 2009, the Company recorded a benefit which represents the change in the fair value of the share-based component of the settlement of certain wage and hour claims in the amount of $(1,751) pre-tax and $(1,207) after-tax. The Company recorded a charge in connection with the settlement of certain wage and hour and similar labor claims in the amount of $9,945 pre-tax and $6,217 after-tax for the twelve month period ended January 3, 2010. The Company settled several wage and hour and similar labor claims and recorded charges for these and certain other labor claims of $3,719 pre-tax and $2,335 after-tax in the three month period and the fiscal year ended January 4, 2009.

(3)	In the first quarter of fiscal 2009, the Company wrote-off deferred financing costs of $206 pre-tax and $131 after-tax related to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009.

(4)	The three month period ended January 4, 2009 included a charge of $752 pre-tax and $472 after-tax related to the closure of the New York office.

(5)	The twelve month period ended January 3, 2010 included a charge of $1,290 pre-tax and $806 after-tax related to an accrual for severance and other post-employment benefits as a result of the resignation of our former Chief Executive Officer, which was previously announced on February 2, 2010.

(6)	During the three month period ended January 3, 2010, the Company recorded a non-cash impairment charge from continuing operations of $29,974 pre-tax and $18,346 after-tax which consisted of an impairment of its intangible asset of $13,000 and impairment of certain long-lived assets of $16,974. For the three month period ended January 4, 2009, the non-cash impairment charge from continuing operations of $10,361 consisted of $8,145 for goodwill and $2,216 for certain long-lived assets. For the twelve month period ended January 4, 2009, the non-cash impairment charge from continuing operations of $74,452 consisted of $49,744 for goodwill, $6,000 for the intangible asset and $18,708 for certain long-lived assets.

(7)	In connection with the unusual charges in the table above, the Company recorded net income tax benefits of $11,568 for the three month period ended January 3, 2010. Additionally, the Company recorded a non-cash charge of $52,897 related to a full valuation allowance against its U.S. deferred tax assets.

(8)	In connection with the unusual charges in the table above, the Company recorded net income tax benefits of $2,687 for the three month period ended January 4, 2009.

(9)	In connection with the unusual charges in the table above and the tax treatment of the vesting of certain restricted stock awards, the Company recorded net income tax benefits of $15,256 for the twelve-month period ended January 3, 2010. Additionally, the Company recorded a non-cash charge of $52,897 related to a full valuation allowance against its U.S. deferred tax assets.

(10)	In connection with the unusual charges in the table above and the tax treatment of the vesting of certain restricted stock awards, the Company recorded net income tax benefits totaling $10,153 for the twelve-month period ended January 4, 2009.